Myrna M. Soto, Senior Vice President of Comcast Corp., and Deborah H. Butler, Executive Vice President of Norfolk Southern Corp., Join CMS Energy and Consumers Energy Boards of Directors

JACKSON, Mich., Jan. 22, 2015 – Myrna M. Soto, senior vice president of Comcast Corp., and Deborah H. Butler, executive vice president of Norfolk Southern Corp., have been elected to CMS Energy’s Board of Directors, effective January 22, 2015. They also are joining the Board of Directors of Consumers Energy, the principal subsidiary of CMS Energy.

Soto has served since 2009 as senior vice president and chief infrastructure and information security officer for Comcast. She is responsible for enterprise information and infrastructure security strategy, focusing on the protection of customer data, security of enterprise and delivery infrastructure, and all technology compliance-related activities.

Prior to joining Comcast, Soto served since 2005 as vice president of information technology governance and chief information security officer for MGM Resorts International.

Soto brings over 20 years of information technology and security experience from a variety of industries, including financial services, hospitality, insurance and risk management and gaming and entertainment.

Soto serves as an executive committee board member of HITEC (Hispanic IT Executive Council) and as a member of the Federal Communications Commission’s Communications Security, Reliability and Interoperability Council and its CyberSecurity working group.

Butler has served since 2007 as executive vice president of planning and chief information officer of Norfolk Southern. Since joining the company in 1978 as a customer account auditor, Butler has served in positions of increasing responsibility until being named assistant vice president of transportation customer service in 2000 and vice president for customer service in 2002.

Butler serves as chairman of the board of Thoroughbred Technology and Telecommunications, LLC, a Norfolk Southern subsidiary, and serves as a board member of

TTX Company Inc., which provides railcars and related freight car management services to the North American rail industry.

Soto will serve on the Audit Committee and Governance and Public Responsibility Committee for the CMS Energy and Consumers Energy boards. Butler will serve on Compensation and Human Resources Committee and Finance Committee for both boards.

CMS Energy (NYSE: CMS) is a Michigan-based company that has an electric and natural gas utility, Consumers Energy, as its primary business and also owns and operates independent power generation businesses.

# # #

For more information on CMS Energy, please visit our website at www.cmsenergy.com.

Media Contacts: Dan Bishop, 517/788-2395 or Brian Wheeler, 517/788-2394

Investment Analyst Contact: CMS Energy Investor Relations, 517/788-2590